ALLIANCE BUSINESS PARKS PVT LTD

To

Mr.Laxmi Prasad, CFO

Mr.Prabhpreet Khinda, COO

Interups Inc,

Tribeca Bridge Tower, 450, North End Avenue,

New York, NY 10282

Dear Mr.Khinda,

Sub: Response to the EoI received from Interups Inc dated 19-Aug-2019 (Monday) with firm interest in buying 458 units at Alliance Galleria Project located at 200 ft Radial Road, (Thoraipakam – Pallavaram Road), Chennai.

We thank you for sharing the expression of interest on the above subject and we have perused the same from our end. Further to our conference call on 31-Aug-2019 (Saturday) along with Cushman & Wakefield, we wish to bring the following points on the EoI and with these amendments we are pleased to go forward with the next steps in taking this transaction forward.

1) We have negotiated and agreed on the pricing for the purchase in the below manner:
   a. Base price – Rs.5000 per sq ft
   b. Furnishing as a value add Rs.300 per sq ft
   c. Car Park – RS.300,000/- Per Park for a number of 275 slots in which 80 car parks are tandem in nature involving Rs.300,000/- per park additionally in total of Rs.10.65 cr
   d. Reimbursement of various approval related expenses incurred by the Developer – Rs.350 per sq ft
   e. GST @ 12% of total consideration
   f. Stamp Duty & Registration at Actuals
   g. Rs.50/- per sq ft corpus fund payable to the association on the total saleable area and maintenance charges in advance for a period of 1 year from handover totaling to Rs.30/- per sq ft
2) The Seller would be Alliance Business Parks Private Limited which is the promoter of the Alliance Galleria Project
3) Since this is an ongoing project where we would have sales as an ongoing activity coupled with our commitments to lenders on sales to be made, we agree to block 393 units of the total available 458 units for Interups. We are providing you the details of the available 393 units along with this reply that are being blocked for Interups. This will help us in keeping the sale momentum and also not be in a position of default as far as our lender obligations are concerned. This is warranted from the perspective that we don't get access to the funds in escrow until the full sale consideration is brought in and need to meet our debt obligations in between from sale proceeds through collections in escrow account.

4) According to the details of the total area being blocked, the calculation of consideration can be reworked and an advance amount of 5% of the revised consideration can be deposited in the escrow account within 21 days from signing the EoI and simultaneous to the escrow agreement execution to be opened as per the terms of the escrow agreement which would be the next step in moving forward with the transaction.
5) We agree to an amount of 15% of the total sale consideration being blocked for handover and the same can be released in two (2) stages that can be agreed by us mutually and can be defined in the construction agreement proposed to be executed subsequent to the full sale consideration being brought into the escrow agreement.
6) We will produce the approvals obtained as part of the title diligence that would be carried out by Interups and it may not be feasible to provide receipt of payments made to authorities at various stages, it is expressly known that the approval being in place is also proof of all relevant payments to various authorities in the process of approvals being made by us.
7) We will have only one single agreement that binds the transaction till full sale consideration comes in and that will be the escrow agreement. Upon full sale consideration being brought in by Interups in the escrow account as per timelines defined in the EoI (120 days from the advance amount of 5% being brought into the escrow account) , the sale deed and construction agreements can be executed. In between the initial payment and final payment, the escrow agreement will capture the stages of payments to come during the interim period. The time in between we request Interups to complete all necessary diligences including title diligence and finalise drafts of binding documents to be execute so that the transaction documents can be executed at a mutually convenient date once the full sale consideration reflects in the escrow account.

With these changes, we have accepted the EOI and we can move forward to the escrow agreement execution and formalities to be accomplished for transfer of advance.

Please sign off below on this letter as a token of acceptance of the changes proposed by us and we can record this as the acceptance document for commencement of the transaction.

Thanking You,

Chennai

Yours Sincerely,

04-Sep-2019

Accepted: Likhitha Reddy

For Interups Inc

Annexures:

1. Project area statement by Architect – calculation of carpet area and saleable area
2. List of units with respective area of apartments being blocked for Interups Inc